Exhibit 99.1

For Immediate Release	June 13, 2011

Crown Crafts Reports Increased Top-Line Growth in Fiscal 2011

•	Net sales up 4.5% in fiscal 2011, despite challenging fourth quarter macroeconomic conditions

•	Top-line growth fueled by acquisitions and strong organic growth among bib, bath and disposable products

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) today reported operating results for the fourth quarter and fiscal year ended April 3, 2011.

“During the year, we made significant progress on critical strategic initiatives, including the diversification of our product line and channels of distribution,” said E. Randall Chestnut, Chairman, President and Chief Executive Officer.  “As a result, net sales climbed 4.5% for the year, fueled by acquisitions and significant organic growth in our bib, bath and disposable products.  It is also noteworthy that we generated approximately 7% of our fiscal 2011 sales from channels that barely existed two years ago, including international sales of Company-branded products, as well as sales into premier restaurant chains, food and drug chains and the rapidly growing ‘dollar’ store segment.  Furthermore, our total sales of Company-branded products increased by 22% from a year ago as our customers and their consumers continue to embrace our innovative, high-quality and attractively designed products.”

Chestnut noted that the Company, like its industry peers, faced macroeconomic headwinds in the fourth quarter of fiscal 2011.  “While we are certainly not satisfied with our fourth quarter financial results, we believe the positive operational momentum we built throughout the year remains strong and will serve us well as we move forward in fiscal 2012,” he said.

Financial Results

Net income for the fourth quarter of fiscal 2011 was $1.6 million, or $0.16 per diluted share, on net sales of $27.2 million, compared with net income of $2.3 million, or $0.25 per diluted share, on net sales of $26.0 million in the fourth quarter of fiscal 2010.  Higher than expected raw material costs, as well as labor, transportation and currency costs associated with the Company’s operations in China, had a negative impact on Crown Crafts’ net income and earnings per diluted share.

Net income for fiscal 2011 was $4.3 million, or $0.45 per diluted share, on net sales of approximately $90.0 million, compared with $4.8 million, or $0.52 per diluted share, on net sales of $86.1 million a year ago.

The Company’s fiscal 2011 Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and certain one-time costs) was $10.1 million, compared with $10.5 million for fiscal 2010.  In addition to the negative factors discussed above, the Company incurred a number of one-time charges totaling approximately $1.1 million during fiscal 2011 that have been excluded for purposes of calculating Adjusted EBITDA.  These one-time charges include $401,000 in proxy-related costs, $254,000 in outside fees for corporate governance matters, a $121,000 impairment charge related to assets held for sale, and $313,000 for share-based compensation to certain executives.

Quarterly Cash Dividend

The Company previously announced that its Board of Directors declared a regular quarterly cash dividend on the Company’s Series A common stock of $0.03 per share.  The dividend will be paid on July 8, 2011 to stockholders of record at the close of business on June 17, 2011.  “This action by the Board is further evidence of the strength of our balance sheet and operating cash flow, as well as the Board’s continued confidence in our underlying business and its potential to create value,” said Chestnut.

Conference Call

The Company will host a teleconference today at 1:00 p.m. Central Daylight Time to discuss the Company’s results, during which interested individuals will be given the opportunity to ask appropriate questions.  To join the teleconference, dial (877) 317-6789 and refer to conference number 451377.  The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com.  The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website.

A telephone replay of the teleconference will be available one hour after the end of the call through 8:00 a.m. Central Daylight Time on June 21, 2011.  To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations and refer to conference number 451377.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products, including crib and toddler bedding and blankets; nursery and bath accessories; reusable and disposable bibs and floor mats; burp cloths; room décor; and disposable placemats, toilet seat covers and changing mats.  The Company’s operating subsidiaries include Crown Crafts Infant Products, Inc. in California and Hamco, Inc. in Louisiana.  Crown Crafts is among America’s largest producer of infant bedding, bibs and bath items.  The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.  The latest news about Crown Crafts can be found at www.crowncrafts.com.

Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:

Olivia Elliott
Vice President and Chief Financial Officer
225-647-9124
mailto:oelliott@crowncrafts.com

or

Halliburton Investor Relations
(972) 458-8000

CROWN CRAFTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
SELECTED FINANCIAL DATA
In thousands, except percentages and per share data

	Quarter Ended		Fiscal Year Ended
	April 3, 2011	March 28, 2010	April 3, 2011	March 28, 2010
Net sales	$27,155	$25,972	$89,971	$86,066
Gross profit	5,738	7,108	20,091	20,229
Gross profit percentage	21.1%	27.4%	22.3%	23.5%
Income from operations	2,860	4,264	7,632	8,760
Income before income tax expense	2,736	4,120	7,175	8,005
Income tax expense	1,061	1,694	2,772	3,103
Income from continuing operations	1,675	2,426	4,403	4,902
Loss from discontinued operations – net of income taxes	(84)	(100)	(97)	(122)
Net income	1,591	2,326	4,306	4,780
Basic earnings per share	$0.17	$0.25	$0.45	$0.52
Diluted earnings per share	$0.16	$0.25	$0.45	$0.52

Weighted Average Shares Outstanding:
Basic	9,582	9,215	9,497	9,193
Diluted	9,782	9,321	9,670	9,295

CONSOLIDATED BALANCE SHEETS
SELECTED FINANCIAL DATA
In thousands

	April 3, 2011	March 28, 2010

Cash and cash equivalents	$205	$75
Accounts receivable - net of allowances	18,653	18,021
Inventories	13,560	10,453
Total current assets	35,283	31,474
Intangible assets - net	7,921	7,357
Total Assets	$45,702	$41,392

Current maturities of long-term debt	1,952	1,952
Total current liabilities	9,971	10,657
Long-term debt	4,336	3,238

Shareholders' equity	31,395	27,497
Total Liabilities and Shareholders' Equity	$45,702	$41,392

CROWN CRAFTS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
In thousands, except percentages
(Unaudited)

	Quarter Ended		Fiscal Year Ended
	April 3, 2011	March 28, 2010	April 3, 2011	March 28, 2010
Net income	$1,591	$2,326	$4,306	$4,780
Interest expense	126	111	460	692
Interest income	-	(3)	(2)	(17)
Income tax expense on continuing operations	1,061	1,694	2,772	3,103
Income tax benefit on discontinued operations	(44)	(58)	(46)	(69)
Depreciation	65	66	257	286
Amortization	317	279	1,224	1,544
Proxy contest costs	-	-	401	-
Corporate governance costs	-	-	254	-
Impairment charge - assets held for sale	121	154	121	154
Cost of non-vested stock awarded to certain employees in fiscal year 2011	52	-	313	-
Adjusted EBITDA	3,289	4,569	10,060	10,473
Net Sales	27,155	25,972	89,971	86,066
Adjusted EBITDA as a percentage of net sales	12.1%	17.6%	11.2%	12.2%

BASIS FOR THE PRESENTATION OF ADJUSTED EBITDA

In addition to the Company’s disclosure of its financial position and results of operations in conformity with accounting principles generally accepted in the United States of America (“GAAP”), the Company has also presented Adjusted EBITDA, which is not determined in accordance with GAAP.  Adjusted EBITDA excludes costs associated with the proxy contest related to the 2010 annual meeting of stockholders, outside fees for corporate governance matters, compensation costs related to non-vested stock awarded to certain employees in fiscal year 2011 and impairment charges related to an asset held for sale.  Adjusted EBITDA is used internally by the Company to monitor its operating results and cash flow and to evaluate the performance of its businesses.  The Company believes that its presentation of Adjusted EBITDA is useful in that it is an important indicator of the Company’s results of operations and its ability to generate cash sufficient to reduce debt, make strategic acquisitions and investments in capital expenditures, pay dividends and meet its working capital requirements and other obligations as they become due.  The items excluded to calculate Adjusted EBITDA are significant components that should be considered in understanding and assessing the Company’s financial performance.  Adjusted EBITDA is presented as supplemental information and should be considered in addition to, and not as a substitute for, the Company’s GAAP financial measures, including its net income, cash flow provided by or used in operating, investing or financing activities, and other measures of the Company’s financial performance and liquidity.  Because Adjusted EBITDA, by definition, is not determined in accordance with GAAP, companies calculate it in varying ways.  Therefore, Adjusted EBITDA as presented by the Company may not be comparable to similarly titled measures of other companies.